Exhibit  10.5




                               [GRAPHIC  OMITED]



                    June  3,  2003

Via  Telecopier
---------------

Richard  Slansky
13855  Stowe  Drive
Poway,  CA  92064

                    Re:     Waiver  Letter
                            --------------
Dear  Mr.  Slansky:

     Reference is hereby made to that certain Security Agreement dated June 3, 2003 by and between SpaceDev, Inc. (the "Company") and Laurus Master Fund, Ltd. ("Laurus") (the "Security Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement. Laurus is hereby notifying you of its decision to exercise the discretion granted to it pursuant to Section 2 (ii) of the Security Agreement to make a Revolving Credit Advance to the Company in the amount of $300,000 on the date hereof (the "Advance"), which such amount would otherwise exceed eighty five percent (85%) of the Company's Eligible Accounts on the date hereof.

     In connection with making the Advance, for a period of three months from the date hereof (the "Period"), Laurus hereby waives compliance with Sections 3 and 5(b)(iv) of the Security Agreement solely as they relate to the immediate repayment requirement for Overadvances and the fees accruing thereto. Laurus further agrees that, solely for such Period, the Advance shall not be deemed an Overadvance and shall not trigger an Event of Default requiring a five (5) day cure under Section 19(a) of the Security Agreement. All other terms and provisions of the Security Agreement and the Ancillary Agreements remain in full force and effect.



                              LAURUS  MASTER  FUND,  LTD.



                              By:     /s/  David  Grin
                                      ----------------
                                   David  Grin


Agreed  and  accepted  on  the  date  hereof

SPACEDEV,  INC.


By:     /s/  James  W.  Benson
        ----------------------
     Name:  James  W.  Benson
     Title:  Chief  Executive  Officer